EXHIBIT 23.4

Ronald R. Chadwick, P.C.

Certified Public Accountant

2851 South Parker Road

Suite 720

Aurora, Colorado  80014

Phone (303)306-1967

Fax (303)306-1944

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the use in the Registration Statement of Canfield Medical Supply, Inc. on Form S-1/A of my Report of Independent Registered Public Accounting Firm, dated June 20, 2012 on the balance sheets of Canfield Medical Supply, Inc. as at December 31, 2010 and 2011, and the related statements of operations, stockholders' equity, and cash flows for the years then ended.

In addition, I consent to the reference to me under the heading “Experts” in the Registration Statement.

RONALD R. CHADWICK, P.C.

Aurora, Colorado

November 9, 2012

Ronald R. Chadwick, P.C.